Exhibit 99.1

Innovus Pharma Announces FDA Approval of New ANDA for Supply of FlutiCare®

Company Also Reaches Sales Milestone of 1,000 Units of FlutiCare® Sold per Day

San Diego, CA, April 18, 2019 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging commercial-stage pharmaceutical company that delivers safe, innovative and effective over-the-counter medicine and consumer care products to improve men’s and women's health and respiratory diseases, today announced that the U.S. Food and Drug Administration (“FDA”) has approved abbreviated new drug application (“ANDA”) No. 208024 for Fluticasone Propionate Nasal Spray USP, 50 mcg per spray (OTC) owned by Akorn, Inc. (“Akorn”) (NASDAQ: AKRX). Innovus has a manufacturing and supply agreement with Akorn for the supply of FlutiCare®.

Flonase® (fluticasone propionate nasal spray USP, 50 mcg per spray) is indicated for the temporary relief of hay fever and other upper respiratory allergies in adult and pediatric patients 4 years of age and older. The Company believes that combined store brand and national brand sales for Flonase® for the twelve months ending May 2016 were $343 million based on certain published data.

In addition, Innovus Pharma announced that it has reached a sales milestone with its sale of at least 1,000 units of FlutiCare® per day through its various sales channels.

Second FlutiCare® ANDA

In December 2015, Innovus Pharma acquired Novalare FP, Inc. and changed its name to Novalere, Inc. (“Novalere”) and pursuant to that transaction, the Company acquired the rights to receive FlutiCare® supply from Akorn following ANDA approval. On April 17, 2019, the FDA approved the ANDA and Akorn alerted the Company of the approval.

While waiting for ANDA approval, Innovus Pharma announced an alternative source of supply for its FlutiCare® product through its commercial partnership with a third-party supplier on May 9, 2017. Since that time, the Company has procured its supply of FlutiCare® pursuant to ANDA No. 207957 through this third-party supplier. Innovus Pharma currently has secured two batches of its FlutiCare® product from this entity.

1,000 Units Per Day Sales Milestone

The Company also announced today that it has reached an important sales milestone in the history of Innovus Pharma’s sales efforts, in that it has now sold over 1,000 units of FlutiCare® through its various sales channels. On February 1, 2019, the Company announced that its FlutiCare® product is currently ranked #2 behind Flonase® in Amazon®’s Fluticasone Propionate and Allergy Relief categories. In addition, FlutiCare® is currently ranked #6 in Amazon®’s Best Moisturizing Nasal Sprays category, #11 in the Best Allergy Medicine category and #41 in the Sinus Medicine category.

Innovus’s President & CEO Bassam Damaj, Ph.D. stated, “FlutiCare® strong increase in sales on Amazon® in a short period of time demonstrates the strong name recognition of our FlutiCare® drug and the power of Innovus's OTC platform. Our team has had significant success in making FlutiCare® a recognized and trusted brand and one of the strongest competitors of Flonase® online. Important product success in a very competitive market is what differentiates Innovus’ exceptional sales and marketing capabilities.”

“The market should expect in the future from Innovus Pharma continued success with additional OTC drugs and a medical device such as our GluocoGorx® glucometer,” added Dr. Damaj.

About FlutiCare®

FlutiCare® is a nasal spray, which provides 50 micrograms of fluticasone propionate (“USP”) per spray, a nasal corticosteroid that provides 24-hour temporary relief of seasonal and perennial nasal allergy symptoms. FlutiCare® can be used to relieve both indoor and outdoor nasal allergy symptoms caused by pollen, dust, animal dander, and other indoor and outdoor allergens. Nasal allergy symptoms include nasal congestion, runny nose, sneezing, itchy nose, etc.

FlutiCare® contains the nasal steroid API that is physician recommended and consumer preferred.

●	#1 form used by patients;
●	#1 nasal steroid active prescribed by physicians;
●	Familiar to patients, comfort of a known & trusted medicine;
●	Engrained in patients’ allergy management; and
●	Effective and safe.

FlutiCare® contains the most prescribed nasal steroid active pharmaceutical ingredient (“API”) and form for nasal allergy relief over the last 7 years. FlutiCare® is available OTC with the same prescription strength and same delivery method as Flonase®* and ClariSpray®*. The Company currently believes that FlutiCare® is the most affordable fluticasone propionate nasal spray on the market and is now available in one dose, a 30 Day (120 Sprays) treatment and is the only one providing a monthly autoship plan.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.xyralid.com; www.fluticare.com; www.allervarx.com; and www.apeaz.com.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, projected revenues from its FlutiCare® product, estimated market for its products, and statements about achieving its other development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:

Randy Berholtz

Innovus Pharma Investor Relations

Tel: +1 858 249 7865

ir@innovuspharma.com

*Flonase® is a registered trademark of GSK and ClariSpray® is a registered trademark of Bayer.

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